EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX (509) 747-1770

October 20, 2003

Southborrough Ventures, Inc.
12933 W. Eighth Mile Road
Detroit, Michigan 48235

RE:     Registration Statement on Form S-8 (S.E.C. File No. ____________)

Gentlemen:

I have acted as counsel for Southborrough Ventures, Inc. (the "Company"), in connection with registration by the Company of an aggregate of 8,000,000 shares of common stock, $0.001 par value per share, underlying options to be issued to employees, directors, officers and/or others of the Company (the "Options"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualifying Stock Option Plan of the Company.

Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Nevada.

2. The Options and underlying shares of common stock have been legally and validly authorized under the Articles of Incorporation, as amended, and when issued and paid for upon exercise of the Options, the shares of common stock underlying the Options will constitute duly and validly issued and outstanding, fully paid and nonassessable shares of common stock of the Company.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak